Exhibit 21. Subsidiaries of the Issuer and names under which the Issuer is doing business.



                               Jurisdiction of
          Name                   Organization            Assumed Names
          ----                   ------------            -------------

Heartland Community Bank           Indiana       Heartland Investment Services

Heartland Statutory Trust (IN)    Connecticut